UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)

                                (AMENDMENT NO. )*

                           FIGGIE INTERNATIONAL, INC.
        ----------------------------------------------------------------
                                (Name of Issuer)

                    Class A Common Stock, par value $.10 per share
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    316828508
                          -----------------------------
                                 (CUSIP number)

                                  May 6, 1998
            _______________________________________________________
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     Rule 13d-1(b)

X    Rule 13d-1(c)

     Rule 13d-1(d)




                                                       Page 1 of 22 Pages

                                       13G

CUSIP No. 316828508                                     Page 2 of 22 Pages


1.
           NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           J O Hambro Capital Management Limited
           No IRS Identification Number
                                                                       (a)
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b)  X

3.         SEC USE ONLY


4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           England
                         5. SOLE VOTING POWER
        NUMBER OF           0
         SHARES          6. SHARED VOTING POWER
      BENEFICIALLY          848,200
        OWNED BY         7. SOLE DISPOSITIVE POWER
          EACH              0
        REPORTING        8. SHARED DISPOSITIVE POWER
         PERSON             848,200
          WITH

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           848,200

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           6.2%

12.        TYPE OF REPORTING PERSON*
           IA, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G

CUSIP No. 316828508                                     Page 3 of 22 Pages


1.
           NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           J O Hambro & Company Limited
           No IRS Identification Number
                                                                       (a)
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b)  X

3.         SEC USE ONLY


4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           England
                         5. SOLE VOTING POWER
        NUMBER OF           0
         SHARES          6. SHARED VOTING POWER
      BENEFICIALLY          848,200
        OWNED BY         7. SOLE DISPOSITIVE POWER
          EACH              0
        REPORTING        8. SHARED DISPOSITIVE POWER
         PERSON             848,200
          WITH

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           848,200

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           6.2%

12.        TYPE OF REPORTING PERSON*
           HC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP No. 316828508                                     Page 4 of 22 Pages


1.
           NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           J O Hambro Asset Management Limited
           No IRS Identification Number
                                                                       (a)
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b)  X

3.         SEC USE ONLY


4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           England
                         5. SOLE VOTING POWER
        NUMBER OF           0
         SHARES          6. SHARED VOTING POWER
      BENEFICIALLY          848,200
        OWNED BY         7. SOLE DISPOSITIVE POWER
          EACH              0
        REPORTING        8. SHARED DISPOSITIVE POWER
         PERSON             848,200
          WITH

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           848,200

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           6.2%

12.        TYPE OF REPORTING PERSON*
           HC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP No. 316828508                                     Page 5 of 22 Pages


1.
           NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           Growth Financial Services Limited
           No IRS Identification Number
                                                                       (a)
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b)  X

3.         SEC USE ONLY


4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           England
                         5. SOLE VOTING POWER
        NUMBER OF           0
         SHARES          6. SHARED VOTING POWER
      BENEFICIALLY          350,000
        OWNED BY         7. SOLE DISPOSITIVE POWER
          EACH              0
        REPORTING        8. SHARED DISPOSITIVE POWER
         PERSON             350,000
          WITH

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           350,000

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           2.5%

12.        TYPE OF REPORTING PERSON*
           CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP No. 316828508                                     Page 6 of 22 Pages


1.
           NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           North Atlantic Smaller Companies Investment Trust plc
           No IRS Identification Number
                                                                       (a)
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b)  X

3.         SEC USE ONLY


4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           England
                         5. SOLE VOTING POWER
        NUMBER OF           0
         SHARES          6. SHARED VOTING POWER
      BENEFICIALLY          350,000
        OWNED BY         7. SOLE DISPOSITIVE POWER
          EACH              0
        REPORTING        8. SHARED DISPOSITIVE POWER
         PERSON             350,000
          WITH

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           350,000

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           2.5%

12.        TYPE OF REPORTING PERSON*
           IV, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP No. 316828508                                     Page 7 of 22 Pages


1.
           NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) American Opportunity Trust plc
           No IRS Identification Number
                                                                       (a)
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b)  X

3.         SEC USE ONLY


4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           England
                         5. SOLE VOTING POWER
        NUMBER OF           0
         SHARES          6. SHARED VOTING POWER
      BENEFICIALLY          225,000
        OWNED BY         7. SOLE DISPOSITIVE POWER
          EACH              0
        REPORTING        8. SHARED DISPOSITIVE POWER
         PERSON             225,000
          WITH

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           225,000

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           1.6%

12.        TYPE OF REPORTING PERSON*
           IV, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP No. 316828508                                     Page 8 of 22 Pages


1.
           NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Christopher Harwood Bernard Mills
           No IRS Identification Number
                                                                       (a)
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b)  X

3.         SEC USE ONLY


4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           England
                         5. SOLE VOTING POWER
        NUMBER OF           0
         SHARES          6. SHARED VOTING POWER
      BENEFICIALLY          848,200
        OWNED BY         7. SOLE DISPOSITIVE POWER
          EACH              0
        REPORTING        8. SHARED DISPOSITIVE POWER
         PERSON             848,200
          WITH

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           848,200

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           6.2%

12.        TYPE OF REPORTING PERSON*
           IN



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP No. 316828508                                     Page 9 of 22 Pages


1.
           NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           Oryx International Growth Fund Limited
           No IRS Identification Number
                                                                       (a)
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b)  X

3.         SEC USE ONLY


4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           Guernsey (Channel Islands)
                         5. SOLE VOTING POWER
        NUMBER OF           0
         SHARES          6. SHARED VOTING POWER
      BENEFICIALLY          150,000
        OWNED BY         7. SOLE DISPOSITIVE POWER
          EACH              0
        REPORTING        8. SHARED DISPOSITIVE POWER
         PERSON             150,000
          WITH

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           150,000

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           1.1%

12.        TYPE OF REPORTING PERSON*
           IV, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP No. 316828508                                     Page 10 of 22 Pages


1.
           NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Consulta (Channel Islands)Limited
           No IRS Identification Number
                                                                       (a)
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b)  X

3.         SEC USE ONLY


4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           Guernsey (Channel Islands)
                         5. SOLE VOTING POWER
        NUMBER OF           0
         SHARES          6. SHARED VOTING POWER
      BENEFICIALLY          150,000
        OWNED BY         7. SOLE DISPOSITIVE POWER
          EACH              0
        REPORTING        8. SHARED DISPOSITIVE POWER
         PERSON             150,000
          WITH

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           150,000

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           1.1%

12.        TYPE OF REPORTING PERSON*
           IA, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G

ITEM 1(A).        NAME OF ISSUER:

         Figgie International Inc. (the "Company").

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         4420 Sherwin Road, Willoughby, Ohio 44094.

ITEM 2(A).        NAME OF PERSON FILING:

         This Statement is filed on behalf of the following nine persons, who are collectively referred to as the "Filing Parties":

1. J O Hambro & Company Limited ("J O Hambro & Company") is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. J O Hambro & Company functions as the ultimate holding company for J O Hambro Capital Management.

2. J O Hambro Asset Management Limited ("J O Hambro Asset Management") is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. J O Hambro Asset Management functions as an intermediate holding company for J O Hambro Capital Management.

3.       J  O  Hambro   Capital   Management   Limited  ("J  O  Hambro   Capital
         Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and as investment adviser to Oryx as well as private clients.

4. Christopher Harwood Bernard Mills is a British citizen whose business address is 10 Park Place, London SW1A 1LP England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management and Oryx, and as co-investment adviser to NASCIT.

5. Growth Financial Services Limited ("GFS"), formerly named Growth Investment Management Limited, is a corporation organized under the laws of England with its principal office at 77 Middle Street, Brockham, Surrey RH3 7HL England and with its principal business at 10 Park Place, London SW1A 1LP England. GFS has undertaken to provide the services of Christopher Mills to NASCIT.

6. North Atlantic Smaller Companies Investment Trust plc ("NASCIT"), formerly named Consolidated Venture Trust plc, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. NASCIT is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to NASCIT.


                                                            Page 11 of 22 Pages

7. American Opportunity Trust plc ("American Opportunity Trust"), formerly named Leveraged Opportunity Trust plc, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. American Opportunity Trust is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to American Opportunity Trust.

8. Oryx International Growth Fund Limited ("Oryx") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Oryx is a closed-end investment company. J O Hambro Capital Management and Consulta serve as investment advisers to Oryx.

9. Consulta (Channel Islands) Limited ("Consulta") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Consulta is principally engaged in the business of investment management and advising and serving as investment manager of Oryx.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         The principal business address of the Filing Parties is c/o J O Hambro & Company Limited, 10 Park Place, London SW1A 1LP England.

ITEM 2(C).        CITIZENSHIP:

         England

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

         Class A Common Stock, par value $.10 per share (the "Common Stock").

ITEM 2(E).        CUSIP NUMBER:

         316828508

ITEM 3. IF THE STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
                  -------------------------------------------------------

         Not Applicable.



                                                            Page 12 of 22 Pages

ITEM 4.           OWNERSHIP:

         The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties as of May 15, 1998, are as follows:


                                                                  Number of           Number of
                                              Number of           Shares:             Shares: Sole
Filing                     Aggregate          Shares: Sole        Shared              or Shared
Party                      Number of          Power to            Power to            Power to              Approximate
______                     Shares:            Vote                Vote                Dispose               Percentage*
                           _________          ____________        _________           ____________          ___________

J O Hambro                  848,200                   0             848,200              848,200                 6.2%
& Company
J O Hambro Asset            848,200                   0             848,200              848,200                 6.2%
Management
J O Hambro                  848,200                   0             848,200              848,200                 6.2%
Capital
Management
Christopher H.B.            848,200                   0             848,200              848,200                 6.2%
Mills
American Opportunity        225,000                   0             225,000              225,000                 1.6%
Trust
GFS                         350,000                   0             350,000              350,000                 2.5%
NASCIT                      350,000                   0             350,000              350,000                 2.5%
Oryx                        150,000                   0             150,000              150,000                 1.1%
Consulta                    150,000                   0             150,000              150,000                 1.1%

         * Based 13,804,030 shares of Class A Common Stock, par value $.10 per share, outstanding as of April 15, 1998, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                                            Page 13 of 22 Pages

ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON:

         As co-investment advisers to NASCIT, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement entered into among NASCIT, GFS and Christopher Mills and an agreement entered into between NASCIT and J O Hambro Capital Management, each dated as of January 7, 1993, respectively.

          As co-investment advisers to American Opportunity Trust, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of January 7, 1993 between American Opportunity Trust and J O Hambro Capital Management.

        As investment manager for Oryx, Consulta has the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between Oryx and Consulta. As investment adviser to Oryx, J O Hambro Capital Management has the right to transfer the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between J O Hambro Capital Management and Consulta.

         As investment manager for certain of its private clients, J O Hambro Capital Management has the right to transfer and vote the shares of Common Stock of the Company pursuant to either agreements or arrangements entered into with such private clients.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable.

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         See Item 2(a).

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable.

ITEM 10.           CERTIFICATION:

         By signing below I certify that, to the best of my knowledge, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                                            Page 14 of 22 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  15 May 1998                      J O HAMBRO CAPITAL MANAGEMENT LIMITED


                                          By:     /s/ R.C.O. Hellyer
                                          Name:   R.C.O. Hellyer
                                          Title:  Director

                                          Executed  on behalf  of the  parties
                                          hereto  pursuant to the Joint Filing
                                          Agreement filed herewith.



                                                            Page 15 of 22 Pages

                                    EXHIBITS

         The following documents are filed herewith:

         (a) Power of Attorney of Christopher Harwood Bernard Mills dated February 2, 1993.

         (b) Joint Filing Agreement dated as of May 15, 1998 among NASCIT, GFS, American Opportunity Trust, J O Hambro Investment, J O Hambro Capital Management, J O Hambro Asset
                   Management,   J  O  Hambro  &  Company,  Oryx,  Consulta  and
                   Christopher Harwood Bernard Mills.




                                                            Page 16 of 22 Pages